Exhibit 2.1

Execution Version

AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of June 24, 2016 (the “Effective Date”) by and among FINTECH ACQUISITION CORP., a Delaware corporation (“Parent”), FINTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FTS HOLDING CORPORATION, a Delaware corporation (“FTS” or “Seller”).

WHEREAS, Parent, Merger Sub and Seller are parties to an Agreement and Plan of Merger dated as of March 7, 2016 (the “Merger Agreement”) which sets forth the plan of merger of Seller with and into Merger Sub upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, Parent, Merger Sub and Seller desire to amend certain terms of the Merger Agreement to provide for optionality in the composition of the Merger Consideration payable to certain stockholders of Seller.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed as follows:

1.       Recitals, Definitions. The above Recitals are incorporated by reference. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

2.       Amendment. The Merger Agreement is hereby amended as follows:

(a)       Article I of the Merger Agreement is hereby amended by amending and restating the following definitions:

“Cash Merger Consideration” means One Hundred and Eighty million dollars ($180,000,000) plus the Excess Cash less the amount of the Seller Non-Reimbursable Expenses; provided, however, that such Cash Merger Consideration shall be reduced by the value of such amount of Parent Common Stock that Seller elects to receive in accordance with Section 2.7(b), if any.

“Common Stock Merger Consideration” means an aggregate of 17,000,000 shares of Parent Common Stock less the Converted Option Share Equivalent Number; provided, however, that such Common Stock Merger Consideration shall be increased by such amount that Seller elects to receive in the form of Parent Common Stock in accordance with Section 2.7(b), if any.

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(b)       Section 2.7 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.7    Merger Consideration

(a) On the Closing Date, Parent shall pay or cause the Merger Consideration (other than the Per Share Option Cash Consideration) to be paid or issued to the Stockholders in accordance with the terms and conditions of this Agreement and the allocation of the Merger Consideration set forth on Annex A hereto (the “Stockholder Allocation”), which shall be updated as necessary by FTS prior to the Closing to adjust for the items set forth on Annex A.

(b) Notwithstanding the Stockholder Allocation set forth on Annex A, if any shares of Parent Common Stock are redeemed in connection with the Merger in accordance with the terms set forth in the Proxy Statement, each of the FTV Entities may, in their sole discretion, elect to receive a portion of the Cash Merger Consideration payable to such FTV Entity in shares of Parent Common Stock; provided, however, that the aggregate number of shares of Parent Common Stock issued to the FTV Entities pursuant to their election under this Section 2.7(b) shall not exceed the lesser of (1) 300,000 shares or (2) the total number of shares of Parent Common Stock redeemed by Parent in connection with the Merger in accordance with the terms set forth in the Proxy Statement. Any shares of Parent Common Stock issued to an FTV Entity pursuant to this Section 2.7(b) shall be valued at $10.00 per share and shall reduce the Cash Merger Consideration payable to such FTV Entity on a dollar-for-dollar basis.

(c) Notwithstanding the foregoing, no updates to the Stockholder Allocation pursuant to this Section 2.7 shall be made without Parent’s consent if Parent determines, on the advice of legal counsel, that such update or updates, when considered individually or in the aggregate, would require that Parent amend or supplement the Proxy Statement after it is declared effective by the SEC.

3.       Entire Agreement. The Merger Agreement, as amended by this Amendment, remains in full force and effect, and embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and replaces all prior oral and written agreements or understandings by and between the parties regarding the Merger.

4.       Counterparts; Facsimiles. This Amendment may be signed in counterparts and evidenced by facsimile, .pdf format or similarly-imaged pages.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

PARENT:

FINTECH ACQUISITION CORP.

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: Chief Financial Officer

MERGER SUB:

FINTECH MERGER SUB INC.

/s/ Daniel G. Cohen
By: Daniel G. Cohen
Title: President

SELLER:

FTS HOLDING CORPORATION

/s/ Jeffrey Shanahan
By: Jeffrey Shanahan
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

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